Exhibit 99.1

www.brileyfin.com

B. Riley Financial Announces Pricing of $200 Million Offering of Senior Notes Due 2028

LOS ANGELES — January 20, 2021 — B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”) today announced that on January 20, 2021 it priced an underwritten registered public offering of $200 million aggregate principal amount of 6.00% senior notes due 2028. The Company has granted the underwriters a 30-day option to purchase up to an additional $30 million aggregate principal amount of senior notes in connection with the offering. The offering is expected to close on January 25, 2021, subject to customary closing conditions.

B. Riley Financial and this issuance of notes both received an investment grade rating of BBB+ from Egan-Jones Ratings Company, an independent, unaffiliated rating agency. The Company has applied to list the notes on NASDAQ under the symbol “RILYT” and expects the notes to begin trading within 30 business days of the closing date of this offering, if approved.

The Company expects to use the net proceeds in excess of $50 million from the sale of the notes for the redemption of all or a portion of its existing 7.50% Senior Notes due 2027 as soon as practicable and the remaining net proceeds for general corporate purposes, including funding future acquisitions and investments, repaying indebtedness, making capital expenditures and funding working capital.

B. Riley Securities, Ladenburg Thalmann, National Securities Corporation, William Blair and Incapital are acting as book-running managers for this offering. Aegis Capital Corp., Boenning & Scattergood, Huntington Capital Markets, Kingswood Capital Markets, division of Benchmark Investments, Inc., Newbridge Securities Corporation and Wedbush Securities are acting as co-managers.

The notes will be offered under the Company’s shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission (“SEC”) on February 24, 2020. The offering of these notes will be made only by means of a prospectus supplement and accompanying base prospectus, which will be filed with the SEC.

Copies of the prospectus supplement and the accompanying base prospectus may be obtained on the SEC's website at www.sec.gov, or by contacting B. Riley Securities by phone at (703) 312-9580, or by emailing prospectuses@brileyfin.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About B. Riley Financial (NASDAQ:RILY)

B. Riley Financial, Inc. provides collaborative financial services solutions tailored to fit the capital raising, business, operational, and financial advisory needs of its clients and partners. B. Riley operates through several subsidiaries which offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, corporate advisory, restructuring, due diligence, forensic accounting, litigation support, appraisal and valuation, and auction and liquidation services. Certain registered affiliates of B. Riley originate and underwrite senior secured loans for asset-rich companies. B. Riley also makes proprietary investments in companies and assets with attractive return profiles.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the terms and conditions and timing of the senior notes offering and the intended use of proceeds. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include (without limitation) the possibility that the notes offering will not be consummated at the expected time, on the expected terms, or at all; and the Company's financial performance; and those risks described from time to time in B. Riley's periodic filings with the SEC, including, without limitation, the risks described in B. Riley's Annual Report on Form 10-K for the year ended December 31, 2019 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Additional information is also set forth in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley undertakes no duty to update this information.

Contacts
Investors	Media
Investor Relations	Jo Anne McCusker
ir@brileyfin.com	jmccusker@brileyfin.com
(310) 966-1444	(646) 885-5425

Source: B. Riley Financial, Inc.

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B. Riley Financial, Inc. |  www.brileyfin.com |  NASDAQ: RILY